EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated July 29, 2022, on the financial statements of Major League Football, Inc. for the years ended April 30, 2022 and 2021 included in this Registration Statement of Major League Football, Inc., on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

September 23, 2022